Exhibit 99.1

National Semiconductor Corporation
2900 Semiconductor Drive
PO Box 58090
Santa Clara, CA 95052-8090 USA

+1 408 721 5000 Tel
NEWS RELEASE	www.national.com
For More Information Contact

Media Contact:	Financial:
LuAnn Jenkins	Mark Veeh
National Semiconductor	National Semiconductor
(408) 721-2440	(408) 721-5007
luann.jenkins@nsc.com	invest.group@nsc.com

National Semiconductor Announces Retirement of Brian Halla As Chief Executive Officer; Donald Macleod Appointed President and Chief Executive Officer

SANTA CLARA, Calif. — Oct. 9, 2009 — National Semiconductor Corp. (NYSE:NSM) today announced that Brian L. Halla will retire as chief executive officer effective Nov. 30, 2009.  He will remain executive chairman of the company.  Halla will be succeeded by Donald (Don) Macleod, who will become the company’s president and chief executive officer (CEO) and be appointed to its Board of Directors effective Nov. 30, 2009.  Macleod currently serves as National’s president and chief operating officer (COO).

“Strongly deserved,” said Brian Halla.  “This is ‘the house that Donnie built’, and he deserves to be its chief executive.  I’ll stay on through the ‘rainy season’ to make sure there are no leaks in the roof.”  Halla plans to retire from the Board of Directors at the end of National’s fiscal year 2010 (May 30, 2010), the fourteenth anniversary of his joining the company.

Don Macleod, 61, joined National in 1978 and has served in escalating positions throughout his tenure.  He rose through the Finance and European Sales and Marketing organizations before becoming vice president and chief financial officer in 1991.  He was appointed to the position of executive vice president and COO in 2001 and to his current position of president and COO in 2005.

“National is a leader in analog semiconductor technology, and I am delighted to be given the opportunity to leverage that leadership and strong foundation for our new National 3.0 revenue-growth initiatives,” said Macleod.

In its most recent fiscal quarter, National reported $314 million in sales with gross margin of 61 percent and earnings per share of $0.14.

About National Semiconductor

National Semiconductor is a leader in analog power management technology.  Its products include easy-to-use integrated circuits, PowerWise products that enable more energy-efficient systems, and SolarMagic products which improve the energy output of solar arrays.  The company celebrates its 50th anniversary this year.  Headquartered in Santa Clara, Calif., National reported sales of $1.46 billion for fiscal 2009.  Additional information is available at www.national.com.

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